Exhibit 5.2

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
Aon plc	Brussels	New York
The Aon Centre	Chicago	Orange County
The Leadenhall Building	Doha	Paris
122 Leadenhall Street	Dubai	Riyadh
London, England	Düsseldorf	Rome
EC3V 4AN	Frankfurt	San Diego
	Hamburg	San Francisco
Aon Corporation	Hong Kong	Shanghai
200 E. Randolph Street	Houston	Silicon Valley
Chicago, IL 60601	London	Singapore
United States of America	Los Angeles	Tokyo
	Madrid	Washington, D.C.

29 February 2016

Dear Sirs

Re:          Registration Statement on Form S-3 relating to the U.S.$750,000,000 3.875% Senior Notes due 2021 (the “Notes”)  of Aon plc (the “Issuer”) and guaranteed by Aon Corporation (the “Guarantor”)

We have acted as English legal advisers to the Issuer in connection with the filing of the registration statement on Form S-3 originally filed on 3 September 2015 by the Issuer with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended from time to time (the “Registration Statement”).  The Notes are to be issued pursuant to the terms of the indenture dated 13 November 2015 entered into between the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Indenture”).

The Registration Statement relates to the offer and sale by the Issuer of the Notes.

1.                                     INTRODUCTION

1.1                              Purpose

This letter is being rendered to you pursuant to Form S-3.

1.2                              Defined terms and headings

In this letter:

(a)                                capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Underwriting Agreement unless a contrary indication appears; and

(b)                                headings are for ease of reference only and shall not affect interpretation.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820).  A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers.  We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

1.3                              Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)                                a search at Companies House in respect of the Issuer conducted on 9 November 2015 and updated on 29 February 2016;

(b)                                an enquiry by telephone at the Central Index of Winding Up Petitions, London on 9 November 2015 at 14.35pm with respect to the Issuer and updated on 29 February 2016 at 10.52 am ((a) and (b) together, the “Searches”);

(c)                                 a final draft of a certificate of a director or secretary of the Issuer to be dated on or around 1 March 2016 (the “Certificate”);

(d)                                an executed copy of the Indenture; and

(e)                                 a draft of the Registration Statement.

1.4                              Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)                                we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)                                we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5                              Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.                                     OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, it is our opinion that, as at today’s date:

2.1                              Corporate Existence

The Issuer has been incorporated and is existing as a company under the laws of England. The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Issuer.

2.2                              Corporate Authority

The execution of the Indenture and the exercise by the Issuer of its rights and the performance of its obligations thereunder and the issue of the Notes by the Issuer have been duly authorised by all necessary corporate action on the part of the Issuer.

2.3                              Capacity

The Issuer has the requisite corporate capacity to enter into the Indenture and to perform its obligations thereunder and to issue the Notes.

2.4                              No Conflict

The entry into and performance of its obligations under the Indenture and the issue of the Notes by the Issuer do not violate:

(a)                                its articles of association; or

(b)                                any existing laws of England and Wales applicable to companies generally.

2.5                              Due execution

The Issuer has duly executed the Indenture.

3.                                     EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter our opinions.

4.                                     DISCLOSURE AND RELIANCE

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuer with the SEC under the Securities Act.  This letter may not be relied upon by you for any other purpose.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal matters”.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

1.                                     GENUINE, AUTHENTIC AND COMPLETE DOCUMENTS/SEARCHES

(a)                                The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)                                that all documents, forms and notices which should have been delivered to the Companies Registration Office in respect of the Issuer have been so delivered, that the results of the Searches are complete and accurate, and that the position has not changed since the times at which the Searches were made;

(c)                                 that the contents of the Certificate are correct in all respects and the attachment to the Certificate are complete, accurate and up to date; and

(d)                                that the Issuer has not passed any new resolutions affecting, terminating, revoking or superseding the resolutions contained in the Certificate reviewed by us.

2.                                     OTHER DOCUMENTS OR ARRANGEMENTS

(a)                                That the Indenture remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter; and

(b)                                the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Indenture or the Notes or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of the Indenture or the Notes.

3.                                     REPRESENTATIONS AND WARRANTIES

That all statements of fact and representations and warranties contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading.

4.                                     FILINGS, APPROVALS, CONSENTS ETC.

That no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Principal Agreements and the Notes by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits.

5.                                     INSOLVENCY

That none of the parties to the Indenture has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any such party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Indenture is unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated therein, or is insolvent or has been dissolved or declared bankrupt.

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

1.                                     LIMITATIONS OF SEARCHES

The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court.

2.                                     INSOLVENCY

The opinions set out in this letter are subject to:

(a)                                any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and

(b)                                an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

3.                                     MATTERS OF FACT

We express no opinion as to matters of fact.